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                                                                  Exhibit (a)(4)

                          [LETTERHEAD OF ITXC CORP.]

                                 June 5, 2001

Dear option holder:

           On behalf of ITXC Corp. (the "Company"), I am writing to provide you with the results of the Company's recent offer to exchange (the "Offer") certain outstanding options granted under the ITXC Corp. 1998 Stock Incentive Plan (the "Plan") with an exercise price of more than $3.69 per share (the "Options") for new options the Company will grant under the Plan (the "New Options"). All capitalized terms used in this letter which are not defined herein have the meanings given to those terms in the letter of transmittal (the "Letter of Transmittal") accompanying the Company's offer to exchange dated May 2, 2001 (the "Offer of Exchange").

           The Offer expired at 5:00 p.m., New York City time, on June 1, 2001. Promptly following the expiration of the Offer and pursuant to the terms and conditions of the Offer of Exchange, the Company accepted for exchange Options tendered to it for a total of [____________] shares of Common Stock and canceled all such Options.

           The Company has accepted for exchange and canceled the number of Options tendered by you equal to the number of Option Shares set forth on Attachment A to this letter.

           In accordance with the terms and subject to the conditions of the Offer, you will have the right to receive New Options under the Plan for the number of shares of Common Stock which is equal to the number of Option Shares set forth on Attachment A, as adjusted for any stock splits, stock dividends and similar events. Also in accordance with the terms of the Offer, the terms and conditions of the New Options will be substantially the same as the terms and conditions of the Options you tendered for exchange, except that:

                        . the per share exercise price under the New Options will equal the closing sale price of the Common Stock on the Nasdaq National Market on the date the Company grants the New Option or on the first date thereafter on which a closing sale price is available;

                        . your New Options will vest on the dates set forth on Attachment A (which assumes that the grant date will be December 7, 2001); and

                        . your New Options will expire ten years from the grant date.

Pursuant to the terms of the Offer, the Company will grant you the New Options on a date determined by the Board of Directors, anticipated to be on or about December 7, 2001. At that time, as described in the Offer to Exchange, you will receive a new option agreement executed by the Company.

           In accordance with the terms of the Offer, and as provided in the Plan, you must be an employee, director or consultant of the Company or one of its subsidiaries from the date you tendered options through the New Option grant date in order to receive your New Options. If you do not remain an employee, director or consultant, you will not receive a New Option or any other consideration for the Options tendered by you and canceled by the Company.


                                     A(4)1

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           If you have any questions about your rights in connection with the grant of New Options, please call Erica Fein at (609) 750-3267 or email Erica Fein at efein@itxc.com.

                                              ITXC CORP.

                                              By:
                                              ---------------------------------
                                              Tom Evslin, Chairman and CEO


Attachment


                                     A(4)2
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                                 Attachment A

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Number of Shares Covered by the New Options              Vesting (Assumes a December 7, 2001 Grant Date)
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

                                     A(4)3